EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Launches Major Exploration Program

at the Eureka Gold Project in Nevada

Coeur d’Alene, Idaho – July 15, 2021 – Timberline Resources Corporation (OTCQB: TLRS; TSX-V: TBR) (“Timberline” or the “Company”) provides an update on exploration plans for its 100%-controlled Eureka Project (Figure 1) in Nevada. Exploration activities are well underway in a fully funded program encompassing numerous Carlin-type gold occurrences over the 62 km2 (24 mi2) land position. The 2021 exploration program includes follow-up to high-grade drill intercepts, defined as higher than 3 grams per tonne (g/t) gold, and tests new exploration targets. The program includes approximately 8,000 meters of reverse circulation (RC) and diamond core drilling, most of which will be outside the existing gold resource area. Reverse circulation drilling has just commenced as of July 13, 2021.

The planned 2021 program includes:

•Approximately 6,000m of reverse circulation drilling along the Lookout and Oswego Trends;

•Approximately 2,000m of core drilling, primarily testing the Lookout, Water Well, and Graben targets;

•19 line-kilometers of controlled source audio magnetotellurics (CSAMT) geophysics;

•29 line-kilometers of induced polarization/resistivity (IP) geophysics; and

•New soil geochemical sampling in the northern portion of the property and re-evaluation of the 6,000-sample historical soil database.

“This will be the most comprehensive exploration program at our Eureka Project in many years. In 2020 we demonstrated that there are many high-grade gold intercepts, both inside the existing resource and beyond its limits, that can add significant value to our flagship project. Timberline’s Carlin-type gold resource at surface with oxide mineralization provides a strong foundation for resource expansion, but the best growth potential at Eureka is from higher grade gold associated with the many under-drilled targets across the property,” commented Timberline’s President and CEO Patrick Highsmith. He continued, “Our fully-funded drill program will follow-up on higher-grade, drill-indicated gold at the Water Well Zone, South Eureka, Rocky Canyon, and Oswego targets. We strongly believe that additional untested targets will confirm the true district-scale potential of Eureka. These include new geophysical and geological targets, plus the obvious potential around the historical Windfall Mines.”

Drill Targeting

The Timberline team has significantly advanced its three-dimensional understanding of the Lookout Trend and its relationship with the Graben Zone to the east (Figure 2). This corridor contains the existing Lookout Mountain resource, and it hosts multiple generations of major faulting. The western bounding structure in the area is the Lookout Mountain Fault (LMF), a steeply-dipping Basin-and-Range fault. Much of the Lookout Mountain gold resource is associated with a significant alteration zone and related collapse brecciation along the east-dipping Footwall Fault. East of that structure, numerous high-angle faults cut the graben and some may be related to known gold mineralization discovered by Timberline in the Water Well Zone (see Company news releases dated April 20, 2015 and January 7, 2021).

Figure 1.  Eureka Project Area with Geologic Trends and 2021 Exploration Targets

Timberline
RESOURCES
N
Windfall
Windfall Trend
Rocky Canyon
Lookout
Oswego
Water Well Zone
Oswego
Trend
West Lookout
Mtn
Lookout Mtn Gold Resource
South Lookout
Trend
2021 Exploration Targets
2021Soil Survey Areas
Historic Open Pit
Property Outline
2021 IP- Planned
2021 CSAMT - (completed)
2020 IP/Resistivity
1397
50
25
10
5
0
Au (ppb) In Soils
0
1,000
2,000
Meters
20210711 Eureka 2021 Proposed Exploration Sites
20210711 Eureka 2021 Proposed Exploration Sites

Eureka: Lookout Mountain Project	
Geophysics Coverages	
Scale: 1:18,737	Date: 7/11/2021
Datum: NAD 1983 UTM Zone 11N	
20210711 Eureka 2021 Proposed Exploration Sites

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Figure 2.  Lookout Mountain Gold Resource Area and Graben Zone with Major Faults, IP anomalies, and 2021 Planned Drill Holes in Target Areas

The area in and around the Water Well Zone will see much of the focus of the 2021 drilling and includes an area covering approximately 500m by 200m (shown in yellow in Figure 2). This target area also includes step-outs from higher-grade intercepts in the southeastern portion of the resource and outside the existing resource. A newly interpreted northeast striking fault also cuts the target zone and may be responsible for offsetting high-grade gold.

The central Graben Zone hosts a 2 km-long strong IP (chargeability) anomaly near its central axis (Figure 2). The IP anomaly was partially confirmed by the core holes drilled in the area at the end of the 2020 drill program, in which significant pyrite, graphite, and low levels of gold and silver were encountered (see Company news release dated March 25, 2021). Company geologists are confident that only the periphery of the geophysical anomaly was tested during the 2020 program. This year, a combination of core and RC holes are directed into several parts of the IP anomaly.

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The eastern side of the graben is marked by the steeply dipping Dugout Tunnel Fault (DTF), another Basin-and-Range related structure. The historic Oswego showing (Figure 2) is near the DTF, and it includes high-grade historic sampling (85.7m at 12.38 g/t Au), as reported in Company news release dated June 12, 2018 along a roadcut and historic workings as well as early 1990s-vintage drilling. New mapping, sampling, and three-dimensional analysis of the Oswego Target have resulted in several new targets to be tested in Timberline’s first-ever drilling at Oswego.

Timberline will also return to the South Lookout Target for the first time in several years. Drilling in that area will test for extensions of historic high-grade intercepts within and to the east of the southern part of the resource.

Stepping away from the known resource areas, drill targets have also been developed in the younger Devonian rocks at West Lookout and Rocky Canyon. Similar Devonian rocks host Carlin-type gold mineralization at the Gold Bar Mine farther north on the Battle Mountain Eureka Trend. Previous operators of the Eureka Project have drilled notable mineralization at these western and northern targets.

2021 Geophysics

The geophysical crew from Zonge Geosciences, Inc. (Zonge) has already completed a CSAMT survey along four lines totaling 19 line-kilometers. The four survey lines transect six major target areas on the Eureka Project: Water Well Zone, West Lookout, Oswego, Rocky Canyon, the gap between South Lookout and the South Adit Zone, and at Windfall (Figure 1). The CSAMT data will provide higher resolution insights into the electrical properties of the rocks, helping to identify rock types, alteration, and structures.

Importantly, the CSAMT survey includes a line over the major IP anomaly in the Graben Zone east of the Lookout Mountain Resource (see Company news release dated February 3, 2021). The new data will help resolve the structures and extent of that feature in order to fine tune the drill testing planned for 2021.

Drilling during 2021 will test several of the areas surveyed with CSAMT, but given the large scale of the property, the new geophysical data will also support ongoing mapping and target development. The new data will be combined and integrated with historical geophysical data going back as far as 1994. Processing, analysis, and interpretation of the CSAMT data are on-going. Timberline will release a summary interpretation of the latest geophysical data in the coming weeks.

Zonge is also scheduled to begin a new 29 line-kilometer IP survey in mid-July.  The IP survey will build on the very successful IP survey conducted during late 2020 and will include multiple lines in the Windfall target area (Figure 1). As shown in Figure 2, the Graben Zone is host to a major IP anomaly that indicates a large volume of chargeable rocks underpinning the resource as well as highlighting various faults cutting through the area. These chargeable rocks are suggestive of the presence of sulfide minerals and organic carbon.

Geochemistry

Timberline has also initiated a soil geochemical survey designed to augment the existing geochemical coverage (Figure 1). The gold systems at the Eureka Project often come to the surface where faults and altered rocks can be expressed in gold and pathfinder elements detectable in soils. New developments in analytical technology are likely to yield much more robust and comprehensive data than seen in previous surveys. Soil geochemistry is a powerful tool because it provides high-resolution data that is suitable for drill targeting.

Each of the three major trends at Eureka is reflected in the existing soils data (Figure 1), but the northern portion of the property position was never covered by previous workers. The Company aims to collect up to several thousand high-quality soil samples across the northern extents of the Lookout, Windfall and Oswego Trends. All three of the mineralized trends are known to extend beyond the extent of current drilling.

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Renowned exploration geochemist Mary Doherty is assisting Timberline with the 2021 survey, including designing and executing an orientation survey that will be used to optimize sample spacing, sample preparation, and analytical methods. She is also conducting a review of the existing soil geochemistry database, which includes approximately 6,000 historic samples. Ms. Doherty will apply her extensive experience with the geochemistry of Carlin-type gold deposits in a thorough review and updated interpretation of the gold and multi-element data across the Eureka Project.

Mary Doherty is an adjunct professor of geology and geochemistry at the Colorado School of Mines and the principal of International Geochemical Consultants LLC. She was previously Chief Geochemist at Newmont Mining Corp. and Principal Geochemist at BHP World Exploration.

Steven Osterberg, Ph.D., P.G., Timberline’s Vice President Exploration, is a Qualified Person as defined by National Instrument 43-101 and has reviewed and approved the technical contents of this release. Dr. Osterberg is not independent of the Company as he is an officer.

About Timberline Resources

Timberline Resources Corporation is focused on delivering high-grade Carlin-Type gold discoveries at its district-scale Eureka Project in Nevada. The Eureka Property includes the historic Lookout Mountain and Windfall mines in a total property position of approximately 24 square miles (62 square kilometers). The Lookout Mountain Resource was reported in compliance with Canadian NI 43-101 in an Updated Technical Report on the Lookout Mountain Project by Mine Development Associates, Effective March 1, 2013, filed on SEDAR April 12, 2013.

Resource Category	Tonnage (million short tons)	Grade (oz/ton)	Grade (grams/tonne)	Contained Au (troy oz)
Measured	3.04	0.035	1.2	106,000
Indicated	25.90	0.016	0.6	402,000
Inferred	11.71	0.012	0.41	141,000

The Company is also operator of the Paiute Joint Venture Project with Nevada Gold Mines in the Battle Mountain District. These properties all lie on the prolific Battle Mountain-Eureka gold trend. Timberline also controls the Seven Troughs Project in northern Nevada, which is one of the state's highest-grade former gold producers. Timberline controls over 43 square miles (111 square kilometers) of mineral rights in Nevada. Detailed maps and mineral resources estimates for the Eureka Project and NI 43-101 technical reports for its projects may be viewed at http://timberlineresources.co/.

Timberline is listed on the OTCQB where it trades under the symbol "TLRS" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Forward-looking Statements: Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These include, but are not limited to, statements regarding the advancement of projects, and exploration potential.  When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend", “growth opportunity” and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to risks involving forward-looking statements include, but are not limited to, changes in the Company’s business and other factors, including risk factors discussed in the Company's Form 10-K for the year

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ended September 30, 2020. Except as required by law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accept responsibility for the adequacy or accuracy of this release.

On behalf of the Board of Directors,

“Patrick Highsmith”

President and CEO

Tel:   208-664-4859

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